Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Executive Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

Jeff Sonnek

Managing Director

(646) 277-1263

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2023 THIRD QUARTER RESULTS

•	Declares Quarterly Cash Dividend of $0.125 Per Share

EL SEGUNDO, Calif., October 31, 2023 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company,” “we,” “our,” “us,” “Big 5”), a leading sporting goods retailer, today reported financial results for the fiscal 2023 third quarter ended October 1, 2023.

Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer, said, “Our third quarter results came in slightly below our expectations, reflecting the increasing pressure over the course of the quarter on consumer discretionary spending resulting from a host of significant macroeconomic headwinds. In the face of the challenging sales environment, we have remained intently focused on optimizing merchandise margins, controlling expenses, and managing inventory, and we are pleased with our team’s execution in these areas.”

Mr. Miller continued, “Looking at the fourth quarter, we have taken the steps to put our business in the best possible position for the winter and holiday season, with healthy inventory levels and a product assortment that we feel is well-positioned to resonate with our customers. However, sales trends continue to be pressured in the fourth quarter to date, and we expect that soft consumer discretionary spending is likely to persist over the balance of the quarter. Given the uncertainty of the duration of the challenged macroeconomic environment, and given our commitment to maintaining a healthy balance sheet, we have proactively adjusted our dividend to maintain ample financial flexibility.”

Net sales for the fiscal 2023 third quarter were $239.9 million, compared to net sales of $261.4 million for the third quarter of fiscal 2022. Same store sales decreased 8.2% for the third quarter of fiscal 2023, compared to the third quarter of fiscal 2022.

Gross profit for the fiscal 2023 third quarter was $79.6 million, compared to $86.6 million in the third quarter of the prior year. The Company’s gross profit margin was 33.2% in the fiscal 2023 third quarter versus 33.1% in the third quarter of the prior year. The slight increase in gross profit margin compared with the prior year primarily reflects a 52-basis point increase in merchandise margins and extinguishment of certain real estate-related liabilities, partially offset by higher store occupancy and distribution expense, including costs capitalized into inventory, as a percentage of net sales. The Company’s merchandise margins for the third quarter of fiscal 2023 continued to run several hundred basis points ahead of pre-pandemic rates, supported by the evolution of the Company’s pricing and promotional strategy.

Overall selling and administrative expense for the quarter decreased by $1.6 million from the prior year, primarily reflecting lower employee labor and benefit-related expense, partially offset by higher legal expense primarily resulting from a tentative legal settlement. As a percentage of net sales, selling and administrative expense increased to 31.9% in the fiscal 2023 third quarter, compared to 29.9% in the fiscal 2022 third quarter due to the lower sales base.

Net income for the third quarter of fiscal 2023 was $1.9 million, or $0.08 per diluted share. This compares to net income of $6.4 million, or $0.29 per diluted share in the third quarter of fiscal 2022.

For the 39-week period ended October 1, 2023, net sales were $688.4 million compared to net sales of $757.2 million in the first 39 weeks of last year. Same store sales decreased 9.1% in the first nine months of fiscal 2023 versus the comparable period last year. Net income for the first 39 weeks of fiscal 2023 was $1.8 million, or $0.08 per diluted share. This compares to net income for the first 39 weeks of fiscal 2022 of $24.4 million or $1.10 per diluted share.

Adjusted EBITDA was $7.4 million for the third quarter of fiscal 2023 compared to Adjusted EBITDA of $13.0 million in the prior year period. For the 39-week period ended October 1, 2023, Adjusted EBITDA was $16.0 million, compared to Adjusted EBITDA of $45.7 million in the prior year period. EBITDA and Adjusted EBITDA are non-GAAP financial measures. See “Non-GAAP Financial Measures” below for more details and a reconciliation of non-GAAP EBITDA and Adjusted EBITDA to the most comparable GAAP measure, net income.

Balance Sheet

The Company ended the 2023 fiscal third quarter with no borrowings under its credit facility and with a cash balance of $17.9 million, which represents an increase from the $5.9 million of cash as of the end of the 2023 second quarter, primarily reflecting lower inventory levels. This compares to no borrowings under the Company’s credit facility and $25.6 million of cash as of the end of fiscal 2022. Merchandise inventories as of the end of the third quarter of fiscal 2023 decreased by 8.0% compared to the prior year period, reflecting the Company’s efforts to manage inventory levels relative to sales.

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.125 per share of outstanding common stock, which will be paid on December 15, 2023, to stockholders of record as of December 1, 2023. This dividend, which represents a reduction from the previous quarterly cash dividend rate of $0.25 per share, reflects the Company’s prudent approach to capital management in an effort to maintain a healthy financial condition given the uncertain duration of current macroeconomic challenges.

Fourth Quarter Guidance

For the fiscal 2023 fourth quarter, the Company expects same store sales to decrease in the high single-digit to low double-digit range compared to the fiscal 2022 fourth quarter. The Company’s same store sales guidance reflects an expectation that macroeconomic headwinds will continue to impact discretionary consumer spending over the balance of the fourth quarter. Fiscal 2023 fourth quarter net loss per share is expected in the range of $0.20 to $0.35, which compares to fiscal 2022 fourth quarter earnings per diluted share of $0.08. The Company currently anticipates its cash balance at the end of the fiscal 2023 fourth quarter to be largely consistent with its cash balance at the end of the fiscal 2023 third quarter.

Store Openings

The Company currently has 430 stores in operation, which reflects two store openings and two store closures, including one relocation, during the fiscal 2023 third quarter. During the remainder of fiscal 2023, the Company does not expect to open or close any additional stores.

Conference Call Information

The Company will host a conference call to discuss these results and provide additional comments and details. The conference call is scheduled to begin at 2:00 p.m. Pacific Time on Tuesday, October 31, 2023. To access the conference call, participants in North America may dial (877) 407-9039 and international participants may dial (201) 689-8470. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time.

In addition, the call will be broadcast live over the Internet and accessible through the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephonic replay will be available through Tuesday, November 7, 2023 by calling (844) 512-2921 to access the playback; the passcode is 13741098.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, currently operating 430 stores under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 12,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, home recreation, tennis, golf, and winter and summer recreation.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, the economic impacts of COVID-19, including any potential variants, on Big 5’s business operations, including as a result of regulations that may be issued in response to COVID-19, global supply chain disruptions resulting from the ongoing conflict in Ukraine, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, a reduction or loss of product from a key supplier, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, as well as environmental, social and governance issues, public health issues (including those caused by COVID-19 or any potential variants), impacts from civil unrest or widespread vandalism, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s historically leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with generally accepted accounting principles (“GAAP”), we are providing non-GAAP earnings before interest, income tax expense, depreciation and amortization (“EBITDA”) and any other adjustments (“Adjusted EBITDA”). EBITDA and Adjusted EBITDA are not prepared in accordance with GAAP and exclude certain items presented below. We use EBITDA and Adjusted EBITDA internally for forecasting purposes and as factors to evaluate our operating performance. We believe that Adjusted EBITDA provides useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of core operating results and business outlook. While we believe that EBITDA and Adjusted EBITDA can be useful to investors in evaluating our period-to-period operating results, this information should be considered supplemental and is not a substitute for financial information prepared in accordance with GAAP. In addition, our definition or calculation of these non-GAAP measures may differ from similarly titled measures used by other companies, limiting the usefulness of this financial measure for comparison to other companies. We believe the GAAP measure that is most comparable to non-GAAP EBITDA and Adjusted EBITDA is net income, and a reconciliation of our non-GAAP EBITDA and Adjusted EBITDA to GAAP net income is provided below.

	13 Weeks Ended		39 Weeks Ended
	Oct. 1, 2023	Oct. 2, 2022	Oct. 1, 2023	Oct. 2, 2022

	(In thousands)
GAAP net income (as reported)	$1,858	$6,369	$1,769	$24,406
- Interest (income); + interest expense (as reported)	(95)	69	(265)	389
+ Income tax expense (as reported)	1,220	1,940	987	6,437
+ Depreciation and amortization	4,524	4,594	13,665	13,424

EBITDA	$7,507	$12,972	$16,156	$44,656

- Extinguishment of certain real estate-related liabilities	(1,638)	—	(1,638)	—
+ Legal settlement provision	1,500	—	1,500	—
+ Revaluation of workers’ compensation reserves due to change in claims assessment methodology	—	—	—	1,039

Adjusted EBITDA	$7,369	$12,972	$16,018	$45,695

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	October 1, 2023	January 1, 2023
ASSETS
Current assets:
Cash	$17,870	$25,565
Accounts receivable, net of allowances of $23 and $44, respectively	8,363	12,270
Merchandise inventories, net	291,257	303,493
Prepaid expenses	14,485	16,632

Total current assets	331,975	357,960

Operating lease right-of-use assets, net	269,345	276,016
Property and equipment, net	55,400	58,311
Deferred income taxes	8,978	9,991
Other assets, net of accumulated amortization of $1,710 and $1,359, respectively	8,394	6,515

Total assets	$674,092	$708,793

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,140	$67,417
Accrued expenses	61,599	70,261
Current portion of operating lease liabilities	69,316	70,584
Current portion of finance lease liabilities	2,944	3,217

Total current liabilities	195,999	211,479

Operating lease liabilities, less current portion	208,115	214,584
Finance lease liabilities, less current portion	7,586	7,089
Other long-term liabilities	7,016	6,857

Total liabilities	418,716	440,009

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 26,751,677 and 26,491,750 shares, respectively; outstanding 22,444,422 and 22,184,495 shares, respectively	267	264
Additional paid-in capital	128,051	126,512
Retained earnings	181,315	196,265
Less: Treasury stock, at cost; 4,307,255 shares	(54,257)	(54,257)

Total stockholders’ equity	255,376	268,784

Total liabilities and stockholders’ equity	$674,092	$708,793

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	October 1, 2023	October 2, 2022	October 1, 2023	October 2, 2022
Net sales	$239,889	$261,445	$688,395	$757,226
Cost of sales	160,331	174,862	461,790	495,844

Gross profit	79,558	86,583	226,605	261,382
Selling and administrative expense	76,575	78,205	224,114	230,150

Operating income	2,983	8,378	2,491	31,232
Interest (income) expense	(95)	69	(265)	389

Income before income taxes	3,078	8,309	2,756	30,843
Income tax expense	1,220	1,940	987	6,437

Net income	$1,858	$6,369	$1,769	$24,406

Earnings per share:
Basic	$0.09	$0.30	$0.08	$1.13

Diluted	$0.08	$0.29	$0.08	$1.10

Weighted-average shares of common stock outstanding:
Basic	21,801	21,586	21,731	21,647

Diluted	22,045	21,930	22,003	22,121